EXHIBIT 5.1

                           OPINION OF SNELL & WILMER

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       Snell & Wilmer                                    SALT LAKE CITY, UTAH
         Law Offices
      ----------------                                     PHOENIX, ARIZONA

111 East Broadway, Suite 900                               TUCSON, ARIZONA
       Broadway Center
 Salt Lake City, Utah 84111                               IRVINE, CALIFORNIA
       (801) 237-1900
    Fax:  (801) 237-1950


                               October 21, 1996



FLANDERS CORPORATION
531 Flanders Filters Road
Washington, NC  27889


Ladies and Gentlemen:

    Reference is made to your proposed registration and offering of up to 1,600,000 shares of Common Stock of Flanders Corporation, as contemplated by the Prospectus contained in the Registration Statement (the "Registration Statement") on Form S-1 to be filed by you on October 21, 1996, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

    We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents, as we have deemed necessary or advisable for the purpose of rendering the opinions set forth herein.

    Based on the foregoing, and without further inquiry, it is our opinion that the 1,600,000 shares of Common Stock described in the Registration Statement will be validly issued, fully paid and non-assessable at the time of issuance.

    Consent is hereby given to the use of this opinion as part of the Registration Statement referred to above and to the use of our name wherever it appears in said Registration Statement and the related Prospectus.

                                        Very truly yours,


                                        /s/ William. C. Gibbs

                                        SNELL & WILMER L.L.P.